Exhibit 8.1

April 15, 2024

Tectonic Therapeutic, Inc.

490 Arsenal Way, Suite 210

Watertown, MA 02472

Attention: Alise Reicin, Chief Executive Officer

Ladies and Gentlemen:

We have acted as counsel to Tectonic Therapeutic, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of January 30, 2024, by and between AVROBIO, Inc., a Delaware corporation (“Aspen”), Alpine Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Aspen (“Merger Sub”) and the Company. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Aspen. All section references, unless otherwise indicated, are to the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This opinion is being delivered in connection with the Registration Statement on Form S-4 of Aspen, and the proxy statement/prospectus contained therein, filed in connection with the Merger (the “Registration Statement”). Capitalized terms not defined herein have the meanings set forth in the Merger Agreement.

In preparing this opinion, we have examined and relied upon the Merger Agreement, the Registration Statement, certain customary tax representation letters provided by the Company, on the one hand, and Aspen and Merger Sub, on the other hand (the “Tax Representation Letters”), and such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

In rendering this opinion, we have assumed without investigation or verification that the facts and factual statements set forth in the Merger Agreement and the Registration Statement, or otherwise made to us, are true, correct and complete in all material respects; that the Merger will be completed in accordance with the Merger Agreement; that the statements, representations, and agreements contained in the Tax Representation Letters are true, accurate and complete; that there is no change in applicable law between the date hereof and the effective time of the Merger; that any representation in any of the documents referred to herein that is made based on the knowledge, belief or intention (or similar qualification) of any person or party is true, correct and complete without such qualification; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. We have also assumed that the cash or other property (other than Aspen Common Stock) paid to any holder of Company Capital Stock, Company SAFEs, and/or other securities of the Company (if any) who exercise and perfect appraisal or dissenters rights in respect of such securities will not adversely impact Aspen’s ability to acquire and retain control (within the meaning of Section 368(c) of the Code) in exchange for solely voting stock of Aspen pursuant to the Merger as required by Section 368(a)(2)(E) of the Code. Any inaccuracy or change in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

Our opinion is based on existing provisions of the Code, Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service as in effect on the date of this opinion, all of which are subject to change (possibly with retroactive effect) or reinterpretation. The opinion we express herein is limited solely to matters governed by the federal income tax laws of the United States. No opinion may be implied or inferred beyond that which is stated expressly in this opinion letter. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. In addition, no assurances can be given that a change in the law on which our opinion is based, or the interpretation thereof, will not occur or that such change will not affect the opinion expressed herein. We undertake no responsibility to advise of any such developments in the law.

Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion, under currently applicable United States federal income tax law, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and we hereby confirm that the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” insofar as it addresses the material U.S. federal income tax considerations of the Merger for beneficial owners of shares of Tectonic common stock, subject to the limitations, qualifications, and assumptions described therein, constitutes our opinion of the material tax consequences of the Merger.

This opinion is being furnished in connection with the filing of the Registration Statement, and cannot be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein under the captions “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder. Our opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events. We are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue, inaccurate or incomplete, in which case, our opinion shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy or incompletion affects the accuracy of the opinion provided herein.

Sincerely,

/s/ Cooley LLP
COOLEY LLP